Exhibit 99.1

xG Technology Announces Result of Special Shareholder Meeting On AIM Delisting

Sarasota, Florida – December 23, 2013 – xG Technology, Inc. (Nasdaq: XGTI) (“xG” or the “Company”), a developer of wireless communications and spectrum sharing technologies, announced today, that at the special meeting of its shareholders held on December 20, 2013, shareholders approved the cancellation of admission to trading of the Company’s common stock on the London Stock Exchange’s AIM Market (the “Cancellation”). It is expected that the Cancellation will become effective on January 3, 2014.

About xG Technology

xG Technology has created a broad portfolio of intellectual property to make wireless networks more intelligent, accessible, affordable and reliable. The company has created xMax, a patented all-IP cognitive radio technology that enables spectrum sharing. xMax can solve the crisis facing the wireless industry caused by data-hungry devices and applications that are straining network capacity. It eliminates the need to acquire scarce and expensive licensed spectrum, thus lowering the total cost of ownership for wireless broadband access. xG’s goal is to help wireless broadband network operators make more efficient use of their spectrum allocations and to create new opportunities for innovation in unlicensed spectrum. The xMax cognitive radio system incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation and self-organizing networks. xG offers solutions for numerous industries worldwide, including urban and rural wireless broadband, utilities, defense, emergency response and public safety.

Based in Sarasota, Florida, xG has over 60 U.S. and over 130 international patents and pending patent applications, and its technology is available for licensing in both domestic and foreign markets. xG is a publicly traded company listed on the NASDAQ Capital Market and on the London Stock Exchange's Alternative Investment Market (AIM). On the NASDAQ, xG common stock is traded under the symbol XGTI and xG warrants are traded under the symbol  XGTIW. On the AIM, xG’s unrestricted shares trade under the stock symbol XGTU.L and xG’s restricted ‘Reg S’ shares trade under the stock symbol XGT.L.

For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media and Analyst Relations
David Worthington
Fusion PR
www.fusionpr.com
(212) 651-4200

Investor Relations
James Woodyatt
xG Technology
www.xGtechnology.com
(954) 572-0395

Jody Burfening/Carolyn Capaccio

LHA

ccapaccio@lhai.com
(212) 838-3777